UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 12, 2023

Spark Networks SE
(Exact name of registrant as specified in its charter)

Germany	001-38252	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Kohlfurter Straße 41/43
Berlin Germany 10999
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (+49) 30 868000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
American Depository Shares each representing one-tenth of an ordinary share	LOV	The Nasdaq Stock Market, LLC
Ordinary shares, €1.00 nominal value per share*
* Not for trading purposes, but only in connection with the registration of American Depository Shares pursuant to the requirements of the Securities and Exchange Commission.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2023, the Board of Directors (the “Board”) of Spark Networks SE (the “Company”) and David Clark determined that Mr. Clark will resign as Managing Director and Chief Financial Officer of the Company and Spark Networks, Inc. effective April 14, 2023. This termination is a mutual separation without cause, and Mr. Clark will receive severance compensation and other termination benefits pursuant to the terms of his existing employment agreement, subject to Mr. Clark signing a customary release.

On April 12, 2023, the Board appointed Kristie Goodgion, the Company's Global Controller, as the Company's Executive Director and Chief Financial Officer (principal financial officer and principal accounting officer). Ms. Goodgion, age 43, has been the Company's Global Controller since September 2022. Prior to joining the Company, Ms. Goodgion served as Global Controller of Dynata, LLC, a first party data company, from August 2020 to September 2022. Prior to that, Ms. Goodgion was Vice President, Controller of HPOne, a sales and marketing organization that operates across multiple segments of the Medicare and health insurance marketplaces, from September 2019 to August 2020, and Chief Financial Officer of Budderfly, Inc., an energy service company, from January 2018 to September 2019. Ms. Goodgion started her career with PricewaterhouseCoopers and has over 15 years of experience in senior executive roles specializing in corporate restructuring, operational streamlining and mergers and acquisitions.

Ms. Goodgion graduated from Assumption College, with a Bachelor of Arts in Accounting and Finance and Masters of Business Administration – Business and Finance.

In addition, on April 13, 2023, the Company entered into an Executive Director Services Agreement (the “Services Agreement”) with Ms. Goodgion, under which Ms. Goodgion was appointed Executive Director and Chief Financial Officer of the Company, and Spark Networks, Inc. entered into an Employment Agreement (the “Employment Agreement”) with Ms. Goodgion under which she was appointed the Chief Financial Officer of Spark Networks, Inc. Both agreements are effective as of April 14, 2023. Under the Services Agreement and the Employment Agreement, Ms. Goodgion will receive an aggregate annual base salary of $400,000 and be eligible to receive an annual bonus with a threshold and maximum amount of 80% and 120% of her base salary, respectively, based on the Company achieving an annual Adjusted EBITDA target amount as set forth in the Employment Agreement. Under the Employment Agreement, Ms. Goodgion is also eligible to receive a Retention Bonus of $84,000 and Sale Bonus of $250,000, each as defined and set forth in the Employment Agreement, and twelve months of salary continuation if she experiences a Termination Without Cause (as defined in the Employment Agreement) subject to Ms. Goodgion signing a customary release. In addition, pursuant to the Employment Agreement, the Company will grant Ms. Goodgion 150,000 zero-priced stock options that will vest in full upon a Liquidity Event (as defined in the Employment Agreement), subject to Ms. Goodgion’s continued service through such Liquidity Event.

The foregoing descriptions of the Services Agreement and the Employment Agreement are qualified in their entirety by reference to the Services Agreement and the Employment Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

There is no arrangement or understanding between Ms. Goodgion and any other person pursuant to which she was selected as Chief Financial officer of the Company, and there is no family relationship between Ms. Goodgion and any of the Company's other directors or executive officers.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Executive Director Service Agreement between Spark Networks SE and Kristie Goodgion, effective as of April 14, 2023
10.2	Employment Agreement, effective as of April 14, 2023, by and between Spark Networks, Inc. and Kristie Goodgion
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spark Networks SE

Dated: April 13, 2023	By:	/s/ Frederic Beckley
Frederic Beckley
General Counsel & Chief Administrative Officer